EXHIBIT 8

                                      DRAFT

_______________, 1996



PERSONAL AND CONFIDENTIAL
BY HAND

Mr. William Marks
Chairman of the Board of Directors
Whitney Holding Corporation
228 St. Charles Avenue
New Orleans, LA 70130

Mr. William A. Hunt
Chairman of the Board of Directors
Liberty Holding Company
201 N. Palafox
Pensacola, FL 32501

Dear Messrs. Marks and Hunt:

This opinion is being furnished to you in connection with the proposed acquisition of Liberty Holding Company ("Holding") and its wholly owned banking subsidiary, Liberty Bank ("Bank") by Whitney Holding Corporation ("Whitney"), which is expected to be completed on ________("the Effective Date"). You have requested our opinion concerning the following:

o        Whether  the  merger  of  Holding   into  Whitney  will  qualify  as  a
         reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended ("the Code").

o That the exchange of Holding common stock to the extent exchanged solely for Whitney common stock will not give rise to gain or loss for federal income tax purposes to the holders of Holding common stock with respect to such exchange.

o Whether the merger of Bank into Whitney National Bank of Florida ("WNB-Florida"), a wholly-owned subsidiary of Whitney, will qualify as a reorganization under Section 368 of the Code.

o That the exchange of Bank common stock to the extent exchanged solely for Whitney common stock will not give rise to gain or loss for federal income tax purposes to the holders of Bank common stock with respect to such exchange.

You have asked for our opinion on the federal income tax consequences to Whitney, Holding, Bank, WNB-Florida and the stockholders of Holding and Bank. We have not considered any nonincome tax, state, local or foreign income tax consequences, and, therefore, do not express any opinion regarding the treatment that would be given the mergers by the applicable authorities on any nonincome tax or any state, local or foreign tax issues. We also express no opinion on nontax issues, such as corporate law or securities law matters, including, but not limited to, all securities law disclosure requirements.

In rendering our opinion, we have relied upon the accuracy and completeness of the facts and information as contained in the Agreement and Plan of Merger dated April 23, 1996 ("the Plan of Merger"), including all exhibits attached thereto, the Registration Statement on Form S-4, and the representations included below. To the extent there are any changes to the Plan of Merger, the Registration
Statement on Form S-4, or representations, our opinion may be affected accordingly.

Mr. William Marks
Mr. William A. Hunt
Page 2
____________, 1996



The discussion and conclusions set forth below are based upon the Code, the Treasury Regulations, and existing administrative and judicial interpretations thereof, as of the Effective Date, all of which are subject to change. All section references are to the Internal Revenue Code of 1986, as amended, unless otherwise stated. If there is a change in the Code, the Treasury Regulations or public rulings thereunder, the current Internal Revenue Service rulings or releases, or in the prevailing judicial interpretation of the foregoing, the opinion expressed herein would necessarily have to be re-evaluated in light of any such changes. We have no responsibility to update this opinion for events, transactions, changes in the above-listed law and authority or circumstances occurring after the Effective Date.

This opinion is solely for the benefit of Holding and Whitney and is not intended to be relied upon by anyone other than Holding and Whitney. Although you do hereby have our express consent to inform WNB-Florida, Bank, and Holding and Bank common stockholders of our opinion by including copies of this letter as an exhibit to the Plan of Merger and as an exhibit in the Registration Statement on Form S-4 for the proposed transactions, and by making reference to us and our opinion in the Proxy Statement-Prospectus forming a part of the registration statement, we assume no responsibility for tax consequences to them. Instead, each of these parties must consult and rely upon the advice of his/her/its counsel, accountant or other advisor. Except to the extent expressly permitted hereby, and without the prior written consent of this firm, this letter may not be quoted in whole or in part or otherwise referred to in any documents or delivered to any other person or entity.


Proposed Transactions

Our understanding of the proposed transactions, as described in the Plan of Merger, is as follows:

         A. Holding will be merged with and into Whitney ("Company Merger") on the Effective Date under the Articles of Incorporation of Whitney, pursuant to Louisiana Business Corporation Law and Florida Business Corporation Law.

         B. On the Effective Date and pursuant to the Company Merger, each issued and outstanding share of Holding common stock, other than shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 1301-1320 of the Florida Business Corporation Act, shall be converted into shares of Whitney common stock based on the terms contained in Section 2 of the Plan of Merger. In lieu of issuing fractional shares of Whitney common stock as a result of the Company Merger, common stockholders of Holding will be entitled to receive a cash payment equal to such fractional share multiplied by the designated value of a share of Whitney common stock.

         C. Bank will be merged with and into WNB-Florida ("Bank Merger") on the Effective Date or promptly following the Effective Date pursuant to the provisions of 12 U.S.C. Section 215a, et. seq. and Florida Banking Code, Section 658:41. The Bank Merger shall become effective at the time specified or permitted by the Office of the Comptroller of the Currency ("Effective Time").

         D. At the Effective Time and pursuant to the Bank Merger, each issued and outstanding share of Bank common stock, other than shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under 12 U.S.C. Section 215a, shall be converted into shares of Whitney common stock based on the terms contained in Section 2 of the Plan of Merger. In lieu of issuing fractional shares of Whitney common stock as a result of the Bank Merger, common stockholders of Bank will be entitled to receive a cash payment equal to such fractional share multiplied by the designated value of a share of Whitney common stock.

Mr. William Marks
Mr. William A. Hunt
Page 3
____________, 1996


         E. WNB-Florida was organized under the National Banking Act to facilitate the Bank Merger and WNB- Florida will continue the historic business (i.e., banking operations) of Bank. Management of Whitney has indicated that it is likely that Whitney will merge WNB-Florida into Whitney National Bank ("WNB"), a national banking association and wholly-owned subsidiary of Whitney, provided that applicable state law would permit such a merger, at some time after June 1, 1997, the date on which the Riegle-Neal Interstate Banking and Branching Act of 1994 removes restrictions on interstate banking.

         F. Shares of Holding common stock that are held by Holding or Bank (other than shares held by Bank in a fiduciary capacity other than for Holding), and shares of Bank common stock that are held by Holding or Bank (other than shares held by Bank in a fiduciary capacity other than for Holding), shall not be considered outstanding and shall be canceled (and not converted ) by virtue of the Company Merger and Bank Merger.


Additional Representations

In addition to the representations included in the Plan of Merger, the following representations have been made to us by representatives of Whitney and Holding regarding the Company Merger:

         a) Whitney, Holding and the stockholders of Holding will pay their respective expenses, if any, incurred in connection with the successful consummation of the transaction.

         b) There is no intercorporate indebtedness existing between Holding and Whitney that was issued, acquired, or will be settled at a discount.

         c) The fair market value of the assets of Holding transferred to Whitney will equal or exceed the sum of the liabilities assumed by Whitney plus the amount of liabilities, if any, to which the transferred assets are subject.

         d) None of the compensation received by any stockholders that are employees of either Holding or Bank ("stockholder-employees") will be separate consideration for, or allocable to, any of their shares of Holding common stock; none of the shares of Whitney common stock received by any stockholder- employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         e) Holding will be merged with and into Whitney under the Articles of Incorporation of Whitney, pursuant to Louisiana Business Corporation Law and Florida Business Corporation Law.

         f) Except for restrictions placed upon the disposition of Whitney common stock pursuant to agreements made by certain officers, directors and shareholders of Bank in the shareholder commitments referred to in Section 6.02(g) of the Plan of Merger, the Holding common stockholders will have unrestricted rights of ownership of Whitney common stock received in the transaction, and their ability to retain the Whitney common stock received in the transaction will not be limited in any way.

         g) The ratio for the exchange of shares of Holding common stock for Whitney common stock in the transaction was negotiated through arm's length bargaining. Accordingly, the fair market value of

Mr. William Marks
Mr. William A. Hunt
Page 4
____________, 1996


                  the Whitney common stock to be received by Holding common stockholders in the transaction will be approximately equal to the fair market value of the Holding common stock surrendered by such stockholders in exchange therefor.

The following representations have been made to us by representatives of Whitney regarding the Company Merger:

         h) Whitney has no plan or intention to re-acquire any of its stock issued in the transaction.

         i) Whitney has no plan or intention to sell or otherwise dispose of any of the assets of Holding acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code and except for Bank common stock to be canceled in the Bank Merger.

         j) Following the transaction, Whitney will continue the historic businesses of Holding or use a significant portion of these historic business assets in the operation of a trade or business.

         k) The payment of cash in lieu of fractional shares of Whitney common stock is solely for the purpose of avoiding the expense and inconvenience to Whitney of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Holding stockholders instead of issuing fractional shares of Whitney common stock will not exceed (1) one percent of the total consideration that will be issued in the transaction to the Holding stockholders in exchange for their shares of Holding common stock. The fractional share interests of each Holding stockholder will be aggregated, and no Holding stockholder will receive cash for such fractional share interests in an amount equal to or greater than the value of one full share of Whitney common stock.

         l) The assumption by Whitney of the liabilities of Holding pursuant to the transaction is for bona fide business purposes and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of Holding pursuant to the transaction.

         m) Whitney is not an investment company as defined in Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv).

         n) The proposed transaction is being undertaken for reasons germane to the continuance of the business of Whitney.
         .

The following representations have been made to us by representatives of Holding regarding the Company Merger:

         o) There is no plan or intention by the Holding common stockholders who own (1) one percent or more of the stock, and to the best of the knowledge of the management of Holding, there is no plan or intention on the part of the remaining common stockholders to sell, exchange, or otherwise dispose of a number of shares of Whitney common stock received in the transaction that would reduce the stockholders' ownership of Whitney common stock to a number of shares having a value, as of the Effective Date, of less than (50) fifty percent of the value of all the formerly outstanding common stock of Holding as of the same date. For purposes of this representation, shares of Holding common stock exchanged for cash in lieu of fractional shares of Whitney stock will be treated as outstanding Holding common stock on the Effective Date. Moreover, shares of Holding common stock and shares of Whitney common stock held by Holding stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction, will be considered in making this representation.

Mr. William Marks
Mr. William A. Hunt
Page 5
____________, 1996


         p) The liabilities of Holding assumed by Whitney, and the liabilities to which the transferred assets of Holding are subject were incurred by Holding in the ordinary course of business.

         q) Holding is not an investment company as defined in Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv).

         r) Holding is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         s) The proposed transaction is being undertaken for reasons germane to the continuance of the business of Holding.

In addition to the representations included in the Plan of Merger, the following representations have been made to us by representatives of Whitney, WNB-Florida, Holding, and Bank regarding the Bank Merger:

         a) Whitney, WNB-Florida, Bank, Holding, and Bank shareholders will pay their respective expenses, if any, incurred in connection with the successful consummation of the transaction.

         b) Bank has the financial resources to fund any payments to shareholders who exercise dissenters rights, and such payments will not be reimbursed to Bank by any other party.

         c) There is no intercorporate indebtedness existing between Whitney and Bank or between WNB-Florida and Bank that was issued, acquired, or will be settled at a discount.

         d) The fair market value of the assets of Bank transferred to WNB-Florida will equal or exceed the sum of the liabilities assumed by WNB-Florida plus the amount of liabilities, if any, to which the transferred assets are subject.

         e) None of the compensation received by any employees of Bank that are also stockholders of either Holding or Bank ("stockholder-employees") will be separate consideration for, or allocable to, any of their shares of Bank or Holding common stock; none of the shares of Whitney common stock received by any stockholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         f) Bank will be merged with and into WNB-Florida pursuant to 12 U.S.C. Section 215a, et. seq. and Florida Banking Code,
                  Section 658:41.

         g) Bank shareholders will have unrestricted rights of ownership of Whitney common stock received in the transaction, and their ability to retain the Whitney common stock received in the transaction will not be limited in any way.

         h) The ratio for the exchange of shares of Bank common stock for Whitney common stock in the transaction was negotiated through arm's length bargaining. Accordingly, the fair market value of the Whitney common stock to be received by Bank shareholders in the transaction will be approximately equal to the fair market value of the Bank common stock surrendered by such stockholders in exchange therefor.

Mr. William Marks
Mr. William A. Hunt
Page 6
____________, 1996


         i) WNB-Florida will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Bank immediately prior to the transaction. For purposes of this representation, amounts paid by Bank to dissenters, amounts used by Bank to pay its reorganization expenses, amounts paid by Bank to Bank shareholders who received cash or other property, and all redemptions and distributions (except for regular, normal dividends) made by Bank immediately preceding the transfer will be included as assets of Bank immediately prior to the transaction.

The following representations have been made to us by representatives of Whitney and WNB-Florida regarding the Bank Merger:

         j) Whitney has no plan or intention to re-acquire any of its stock issued in the transaction.

         k) Except for the possible sale or other disposition of certain branch assets after two years after the Effective Date as described in the Registration Statement on Form S-4, Whitney has no plan or intention to cause WNB-Florida to sell or otherwise dispose of any of the assets of Bank acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)
                  (C) of the Code. Branch assets that may be sold or disposed of after the two year period referred to above represent substantially less than 30% of the gross assets and less than 10% of the fair market value of the net assets of Bank. Proceeds from the disposition of such assets will be retained for use in the conduct of the trade or business of Bank.

         l) Following the transaction, WNB-Florida will continue the historic business of Bank or use a significant portion of these historic business assets in the operation of a trade or business.

         m) The payment of cash in lieu of fractional shares of Whitney common stock is solely for the purpose of avoiding the expense and inconvenience to Whitney of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Bank shareholders instead of issuing fractional shares of Whitney common stock will not exceed (1) one percent of the total consideration that will be issued in the transaction to the Bank shareholders in exchange for their shares of Bank common stock. The fractional share interests of each Bank shareholder will be aggregated, and no Bank shareholder will receive cash for such fractional share interests in an amount equal to or greater than the value of one full share of Whitney common stock.


         n) The assumption by WNB-Florida of the liabilities of Bank pursuant to the transaction is for bona fide business purposes and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of Bank pursuant to the transaction.

         o) Whitney and WNB-Florida are not investment companies as defined in Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv).

         p) The proposed transaction is being undertaken for reasons germane to the continuance of the business of Whitney and WNB-Florida.

         q) Whitney has no plan or intention to liquidate WNB-Florida or to merge WNB-Florida with and into another corporation, until such time as applicable restrictions on interstate mergers are eliminated. In the event that at some future date the applicable Federal and state banking laws are changed to

Mr. William Marks
Mr. William A. Hunt
Page 7
____________, 1996


                  eliminate restrictions on interstate mergers, and Whitney decides to merge WNB-Florida with and into WNB, a wholly owned national banking subsidiary, WNB-Florida will be completely dissolved by operation of law, all the assets and liabilities of WNB-Florida will be transferred/assumed by WNB by operation of law, and Whitney will continue to be the sole shareholder of WNB.

         r) Prior to the transaction, Whitney will be in control of WNB-Florida within the meaning of Section 368(c) of the Code.

         s) Following the transaction, WNB-Florida will not issue additional shares of its stock that would result in Whitney losing control of WNB-Florida within the meaning of Section 368(c).

         t)       No stock of WNB-Florida will be issued in the transaction.

         u) Whitney and WNB-Florida do not own, directly or indirectly, nor have either owned during the past five years, directly or indirectly, any stock of Bank.

The following representations have been made to us by representatives of Holding and Bank regarding the Bank Merger:

         v) The liabilities of Bank assumed by WNB-Florida, and the liabilities to which the transferred assets of Bank are subject were incurred by Bank in the ordinary course of business.

         w) Bank is not an investment company as defined in Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv).

         x) Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         y) The proposed transaction is being undertaken for reasons germane to the continuance of the business of Bank.


Analysis of Applicable Federal Tax Provisions

A.       Exchange of Whitney Stock for Holding Stock and Bank Stock

Section 354(a)(1) addresses the effects of corporate reorganizations on shareholders, providing in general that no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation, a party to the reorganization.

For purposes of Code Section 354, the terms "reorganization" and "party to a reorganization" mean only a reorganization or a party to a reorganization as defined in Sections 368(a) and 368(b). Section 368(a)(1)(A) states that the term reorganization includes a statutory merger or consolidation. Reg. Section 1.368-2(b)(1) states that in order for a transaction to qualify as a reorganization under Section 368(a)(1)(A), the transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or State or Territory or the District of Columbia. Under Section 368(b), the term party to a reorganization includes both corporations in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another. In the case of a reorganization qualifying under Section 368(a)(1)(A) by reason of Section 368(a)(2)(D), the term "party to a reorganization" includes the corporation which is in control of the acquiring corporation.

Mr. William Marks
Mr. William A. Hunt
Page 8
____________, 1996


Section 368(a)(2)(D) provides that the acquisition by one corporation in exchange for stock of a corporation which is in control of the acquiring corporation, of substantially all of the properties of another corporation shall not disqualify a transaction under Section 368(a) if no stock of the acquiring corporation is used in the transaction and such transaction would have qualified under Section 368(a)(1)(A) had the merger been into the controlling corporation.

Section 368(a)(1)(C) provides that the acquisition by one corporation, in exchange solely for all or a part of its voting stock ( or in exchange solely for all or a part of the voting stock of a corporation which is in control of the acquiring corporation), of substantially all of the properties of another corporation also constitutes a reorganization under Section 368(a).

The  "substantially  all"  requirement  has not been  statutorily  defined.  The determination of "substantially all" is based upon all the facts and circumstances of each transaction. The Internal Revenue Service's advance ruling guidelines (Rev. Proc. 86-42) provide that the "substantially all" requirement will be met if at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of the acquired corporation immediately before the merger are transferred to the acquiring corporation.

Assuming Whitney's intentions as described in representation "q" above for the Bank Merger are deemed not to be a plan or intention to liquidate WNB-Florida or to merge WNB-Florida with and into another corporation, the reorganization should qualify under Section 368(a)(1)(A) by reason of Section 368(a)(2)(D). Any subsequent merger of WNB-Florida with, and into WNB, a wholly owned national banking subsidiary of Whitney, should be accorded separate treatment under the tax law since such transaction is not able to be legally consummated under current Federal and state banking laws and the consummation of the subject merger of Bank into WNB-Florida is in no manner conditioned upon the ability of the parties to effect any subsequent mergers. Therefore, the transaction should qualify as a reorganization that is governed by Sections 368(a)(1)(A) and 368(a)(2)(D).

However, even if the merger of Bank into WNB-Florida were to be integrated with a subsequent merger of WNB- Florida into WNB, the two transactions when viewed together should still constitute a reorganization under Section 368(a). In this alternative, if WNB-Florida is subsequently merged into WNB in a statutory merger, and based on the additional representations made by the parties, the two transactions may be viewed together as an overall reorganization under Section 368(a)(1)(C). For federal income tax purposes, the transfer by WNB-Florida of Whitney stock to Bank shareholders solely in exchange for Bank stock, immediately followed by the liquidation of or merger of Bank into WNB-Florida will be disregarded. (Rev. Rul. 67-274, 1967-2 C.B. 141). The current merger of Bank into WNB-Florida could be disregarded and instead the transaction will be treated as the acquisition of substantially all of the assets of Bank by WNB in exchange solely for voting common stock of Whitney, a corporation which is control of WNB; and the assumption by WNB of the liabilities of Bank in a transaction constituting a reorganization within the meaning of Section 368(a)(1)(C).

B.       Additional Regulatory Requirements Relating to Tax-Free Reorganizations

The regulations under Section 368 require as a part of a reorganization a continuity of the business enterprise under the modified corporate form, a bona fide business purpose for the reorganization, and a continuity of interest therein on the part of those persons who, directly or indirectly, were owners of the enterprise prior to the reorganization. Reg. Section 1.368-1(d)(2) states that the continuity of business enterprise requirement is met if the acquiring corporation either continues the acquired corporation's historic business or uses a significant portion of the acquired corporation's business assets in the operation of a trade or business. Based on the representations included in the Registration Statement on Form S-4, as well as management's representations set forth above, the continuity of business enterprise requirement is met with respect to the assets and business operations of Holding and Bank.

Mr. William Marks
Mr. William A. Hunt
Page 9
____________, 1996


Reg. Section 1.368-2(g) indicates that in addition to coming within the scope of the specific language of Sec. 368(a), a reorganization must also be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization." If the transaction or series of transactions has no business or corporate purpose, then the plan is not a reorganization pursuant to
Section 368(a). [Reg. Section 1.368-1(c).] In the Proxy Statement-Prospectus, a discussion of the reasons for the plan of merger is included. In general, there is a desire to combine the financial and managerial resources of Whitney and Bank to pursue consumer and commercial banking business in markets currently served by Bank. Whitney's business strategy includes expansion eastward along the Interstate 10 corridor to Panama City, Florida and Whitney's management identified Bank as an institution that fits well in its eastward expansion strategy. With respect to Holding and Bank, the current and prospective economic environment and competitive constraints facing small community based banks was a factor in the decision to adopt the Plan of Merger. Based on the reasons stated in the Proxy Statement-Prospectus and the representations set forth above, the transaction meets the business purpose requirement.

The continuity of interest requirement does not require that all shareholders of the acquired corporation have a proprietary interest in the surviving corporation after the acquisition; it is not even necessary for a substantial percentage of such shareholders to have such an interest. Rather, the IRS announced in Rev. Proc. 77-37 that it would rule that the continuity of interest requirement is met so long as one or more of the acquired corporation's shareholders retain a sufficient proprietary interest in the continuing corporation. The IRS indicated in Rev. Proc. 77-37 that a sufficient proprietary interest is an interest with a value that is at least 50% of the total equity value of the acquired corporation.

In addition to meeting the continuity of interest requirement immediately after the reorganization, the former shareholders of the acquired corporation must retain their interest in the acquiring corporation for some time after the reorganization. The courts have ruled that the tax-free nature of the reorganization may be retroactively invalidated if the continuity of interest is not maintained either because, at the time of the reorganization, the shareholders intended to dispose of the proprietary interest soon after the reorganization (Christian Est. v. Comr., T.C. Memo 1989-413) or because a shareholder disposes of stock immediately following the reorganization in accordance with a pre-existing commitment to sell (American Wire Fabrics Corp.
v. Comr., 16 TC 607). The courts have generally looked to the intent of the shareholders at the time of the reorganization to dispose of their interests in determining whether the continuity of interest requirement is subsequently violated.

The Internal Revenue Service has ruled that the continuity of interest requirement was met in situations similar to the proposed transactions (PLR 8839036, PLR 8903054, PLR 9319017 and PLR 9325026). It should be noted, however, that a private letter ruling (PLR) is directed only to the taxpayer who requested it. Section 6110(j)(3) provides that it may not be used or cited as precedent. On the other hand, a PLR does represent an indication of how the IRS may view the tax consequences of a taxpayer with similar facts and circumstances. In these rulings, a corporation and its wholly-owned subsidiary were simultaneously merged into the acquiring parent and its wholly-owned subsidiary, respectively, as part of the same overall transaction. Based on the representations set forth above, the continuity of interest requirement should be met with respect to the transactions. However, it should be noted that the satisfaction of the continuity of interest standard will depend upon the actions of the shareholders with respect to Holding stock before and after the transaction and their intentions at the time of the reorganization. The continuity of interest requirement will only be satisfied if the actual historic shareholders of Holding and Bank, in the aggregate, in fact do receive and retain an amount of Whitney stock that is sufficient to satisfy the requirement. Neither the undersigned, nor any parties to the transactions has taken, or intends to take, a survey of the shareholders in connection with this matter.

C.       Other Operational Code Provisions

Section 356(a)(1) provides that if Section 354 would apply to an exchange but for the fact that the property received in the exchange consists not only of property permitted to be received under Section 354 without the recognition of gain

Mr. William Marks
Mr. William A. Hunt
Page 10
____________, 1996


but also of other property or money then the gain, if any, to the recipient shall be recognized but not in excess of the sum of money and the fair market value of such other property. Section 356(c) states that no loss from the exchange may be recognized by the shareholder.

In other official pronouncements (Rev. Rul. 74-515, 1974-2 C.B. 118; Rev. Rul. 74-516, 1974-2 C.B. 121) , the Internal Revenue Service has treated the distribution of cash as part of a reorganization and in a transaction subject to
Section 356 by applying the redemption principles under Section 302. Section 302 provides, in part, that a redemption will be treated as a distribution in part or full payment in exchange for stock if it can meet the tests of that section.

In Rev. Rul. 66-365, the IRS announced that in a transaction qualifying as a reorganization under Section 368(a)(1)(A) of the Code where a cash payment is made by the acquiring corporation in lieu of fractional shares and is not separately bargained for, such cash payment will be treated under Section 302 of the Code as in redemption of fractional share interests. Therefore, each shareholder's redemption will be treated as a distribution in full payment in exchange for his or her fractional share interest under Section 302(a) of the Code and accorded capital gain or loss treatment provided the redemption is not essentially equivalent to a dividend and that the fractional shares redeemed constitute a capital asset in the hands of the holder as discussed below. In Rev. Proc. 77-41, the IRS stated that "a ruling will usually be issued under
Section 302(a) of the Code that cash to be distributed to shareholders in lieu of fractional share interests arising in corporate reorganizations...will be treated as having been received in part or in full payment in exchange for the stock redeemed if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained-for consideration."

Under  Section  358(a)(1),  in the case of an exchange  to which  Section 354 or
Section 356 applies, the basis of property which is permitted to be received under such section without the recognition of gain or loss shall be the same as that of the property exchanged, decreased by the amount of any money received by the recipient and the amount of loss recognized by the recipient as a result of the exchange and increased by the amount which was treated as a dividend and the amount of other gain recognized by the recipient as a result of the transaction.

It should be noted that where cash is received in lieu of fractional shares, the substance of the transaction is that of a hypothetical receipt of the fractional shares and then a redemption of such shares. Therefore, the basis that is to be allocated to the stock of the acquiring corporation received must be allocated to the shares retained and the fractional shares hypothetically received. The gain or loss attributable to the receipt of cash in lieu of fractional shares is measured by comparing the cash received with the basis allocated to the fractional shares that are hypothetically received, and such gain or loss is recognized as discussed earlier pursuant to Rev. Rul. 66-365.

In other instances where other property or money is also received under Section 356, the redemption principles of Section 302 are applied to determine if the payments should be treated as dividend distributions or payments in exchange for stock. Thus, cash payments made by the acquiring corporation to a dissenting shareholder of the acquired corporation in a reorganization under Section 368 are treated as made in exchange for the shareholder's stock if the payment meets the requirements of Section 302. The Supreme Court in Clarke vs. Comr., 489 U.S. 726, applied the tests of Section 302 by viewing the exchange involving cash or other property as a "hypothetical post-reorganization redemption." The Court viewed the exchange as first an exchange of solely stock of the acquiring corporation for the acquired company stock, followed by an exchange by the shareholder of the newly acquired stock for cash from the acquiring corporation. The Section 302 tests were applied to the second hypothetical exchange.

One of the tests of Section 302 provides that where there is a complete redemption of all of a shareholder's stock in a corporation (after consideration of the constructive ownership rules of Section 302(c)), the redemption payment is treated as made entirely in exchange for the shareholder's stock in the corporation (Section 302(b)(3)). The constructive ownership rules of Section 302(c) are generally contained in Section 318 and provide that an individual or entity is

Mr. William Marks
Mr. William A. Hunt
Page 11
____________, 1996


treated as owning the stock owned by certain other related individuals and entities. Where there is a complete termination of the shareholder's interest, the constructive ownership rules may be waived if certain conditions are met.

Code Section 361(a) states that, as a general rule, no gain or loss is to be recognized by a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization.
Section 361(b) states that if Section 361(a) would apply to an exchange but for the fact that the property received in exchange consists not only of stock or securities afforded nonrecognition treatment under Section 361(a), but also of other property or money, then provided the corporation receiving such other property or money distributes it in pursuance to the plan of reorganization, no gain to the corporation shall be recognized from the exchange. Section 361(c) states that as a general rule no gain or loss shall be recognized to a corporation a party to a reorganization on the distribution to its shareholders of any stock in another corporation which is a party to the reorganization if such stock was received by the distributing corporation in the exchange.

Section 1032(a) states that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for such corporation's stock, including treasury stock.

Code Section 362(b) states that the basis of property received by the acquiring corporation in a reorganization is the same as it would be in the hands of the transferor of the assets, increased by any gain recognized by the transferor. The transferors for purposes of the preceding sentence in the instant case are Holding and Bank.

Section 1221 defines a capital asset as property held by the taxpayer which is not inventory or other property held by the taxpayer primarily for sale to customers in the ordinary course of a trade or business, property used in the taxpayer's trade or business subject to the allowance for depreciation under
Section 167, a copyright, literary, musical or artistic composition, a letter or memorandum, or similar property created by the personal efforts of the taxpayer, accounts or notes receivable acquired in the ordinary course of a trade or business for services rendered or from the sale of inventory or other property held by the taxpayer primarily for sale to customers in the ordinary course of business, or a publication of the United States Government which is received from the United States Government or any agency thereof other than by purchase at the price at which it is offered for sale to the public.

Section 1223(1) states that in determining the period for which a taxpayer has held property received in an exchange, there shall be included the period for which he or she held the property exchanged if the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis as the property exchanged and the property exchanged was a capital asset as defined in
Section 1221 as of the date of the exchange.

Section 1223(2) states that for determining the period for which the taxpayer has held property however acquired there shall be included the period for which such property was held by another person if the property has the same basis in whole or in part in his hands as it would have had in the hands of such other person.

Subchapter P of Chapter 1 of the Code provides limitations on the recognition of capital gains and losses including, but not limited to, the allowance of capital losses to the extent of capital gains with respect to corporate taxpayers and the allowance of between $1,500 and $3,000 of net capital losses with respect to taxpayers other than corporate taxpayers.


Opinion

Based upon all of the foregoing, including representations of the management of Whitney and the management and Board of Directors of Holding, it is our opinion with respect to the Company Merger that:

Mr. William Marks
Mr. William A. Hunt
Page 12
____________, 1996


         a) Provided that the shareholders of Holding receive and retain a sufficient amount of stock in Whitney to satisfy the continuity of shareholder interest requirement discussed on pages 11 and 12, the merger of Holding with and into Whitney, as described above, will constitute a reorganization under
                  Section 368 of the Code (Section 368(a)(1)(A)). As a consequence the following will apply:

         b) Holding and Whitney will each be "a party to a reorganization" (Section 368(b)).

         c) No gain or loss will be recognized by the common stockholders of Holding on the receipt of solely Whitney common stock in exchange for surrendered Holding common stock pursuant to the plan of reorganization (Section 354(a)(1)).

         d) The tax basis of the Whitney common stock received by Holding common stockholders will be the same as the basis of the Holding common stock surrendered in exchange therefor, decreased by the amount of basis allocated to the fractional shares that are hypothetically received by the stockholder and redeemed for cash (Section 358(a)(1)).

         e) The holding period of the Whitney common stock received by the Holding common stockholders will include the period during which the Holding common stock surrendered in exchange therefor was held, provided that the Holding common stock is held as a capital asset in the hands of the Holding stockholders on the Effective Date (Section 1223(1)).

         f) The payment of cash in lieu of fractional share interests of Whitney common stock will be treated as if each fractional share was distributed as part of the exchange and then redeemed by Whitney. Pursuant to Section 302(a) of the Code, these cash payments will be treated as having been received as distributions in full payment in exchange for the Whitney common stock. Any gain or loss recognized upon such exchange (as determined under Section 1001 and subject to the limitations of Section 267) will be capital gain or loss provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder (Rev. Rul. 66-365 and Rev. Proc. 77-41).

         g) Each shareholder of Holding who elects to dissent from the merger transaction involving Holding and Whitney, and receives cash in exchange for his shares of Holding common stock, will be treated as receiving such payment in complete redemption of his shares of Holding, provided such shareholder does not actually or constructively own any Holding common stock after the exchange under the provisions and limitations of Section 302.

         h) No gain or loss will be recognized by Holding on the transfer of all of its assets to Whitney solely in exchange for Whitney common stock and cash in lieu of fractional shares which is subsequently distributed to Holding common stockholders pursuant to the plan of reorganization (Section 361).

         i) No gain or loss will be recognized by Whitney on the receipt by Whitney of substantially all of the assets of Holding in exchange for Whitney stock (Section 1032(a).)

         j) The tax basis of Holding's assets in the hands of Whitney will be the same as the basis of those assets in the hands of Holding immediately prior to the merger (Section 362(b)). The tax basis of Holding's assets in the hands of Whitney will not be increased by any cash paid to dissenters or cash paid in lieu of fractional shares.

Mr. William Marks
Mr. William A. Hunt
Page 13
____________, 1996


         k) The holding period of the assets of Holding in the hands of Whitney will include the period during which such assets were held by Holding (Section 1223(2).)

Based upon all of the foregoing, including representations of the management of Whitney and WNB-Florida and the management and Board of Directors of Holding and Bank, it is our opinion with respect to the Bank Merger that:

         a) The acquisition by WNB-Florida of substantially all of the assets of Bank solely in exchange for Whitney common stock and the assumption by WNB-Florida of the liabilities of Bank will qualify as a reorganization under the provisions of Section 368, provided that the shareholders of Bank receive and retain a sufficient amount of stock in Whitney to satisfy the continuity of shareholder interest requirement discussed on pages 11 and 12 above . For purposes of this opinion, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of Bank held immediately prior to the proposed transaction.

         b) Whitney, WNB-Florida, and Bank will each be a "party to a reorganization" (Section 368 (b)).

         c) No gain or loss will be recognized by Whitney or WNB-Florida on the merger of Bank into WNB-Florida (Section 354(a)(1)).

         d) No gain or loss will be recognized by Bank on the transfer of all of its assets to WNB-Florida pursuant to the plan of reorganization (Section 361).

         e) The tax basis of Bank's assets in the hands of WNB-Florida will be the same as the basis of those assets in the hands of Bank immediately prior to the transaction (Section 362(b)). The tax basis of Bank's assets in the hands of WNB-Florida will not be increased by any cash paid to dissenters or cash paid in lieu of fractional shares.

         f) The holding period of the assets of Bank in the hands of WNB-Florida will include the period during which such assets were held by Bank (Section 1223(2)).

         g) No gain or loss will be recognized by Bank shareholders as a result of the exchange of Bank common stock solely for Whitney common stock pursuant to the Bank Merger, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares. (Section 354(a)(1)). The payment of cash in lieu of fractional share interests of Whitney common stock will be treated as if each fractional share was distributed as part of the exchange and then redeemed by Whitney. Pursuant to Section 302(a) of the Code, these cash payments will be treated as having been received as distributions in full payment in exchange for the Whitney common stock. Any gain or loss recognized upon such exchange (as determined under Section 1001 and subject to the limitations of Section 267) will be capital gain or loss provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder (Rev. Rul. 66-365 and Rev. Proc. 77-41).

         h) Each shareholder of Bank who elects to dissent from the merger transaction involving Bank and Whitney under the provisions of 12 U.S.C. ss.215a, and receives cash in exchange for his shares of Bank common stock, will be treated as receiving such payment in complete redemption of his shares of Bank, provided such shareholder does not actually or constructively own any Bank common stock after the exchange under the provisions and limitations of Section 302.

Mr. William Marks
Mr. William A. Hunt
Page 14
____________, 1996


         i) The tax basis of the Whitney common stock received by Bank shareholders will be the same as the basis of the Bank common stock surrendered in exchange therefor, decreased by the amount of basis allocated to the fractional shares that are hypothetically received by the stockholder and redeemed for cash (Section 358(a)(1)).

         j) The holding period of the Whitney common stock received by Bank shareholders will include the period during which the Bank common stock surrendered in exchange therefor was held, provided that the Bank common stock is held as a capital asset in the hands of the Bank shareholders on the Effective Date (Section 1223(1)).

We express no opinion on the impact, if any, on any other sections of the Code, including but not limited to Section 382, other than that as stated immediately above, and neither this opinion nor any prior statements are intended to imply or to be an opinion on any other matters.

In analyzing the authorities relevant to the potential tax issues outlined in the opinion we have applied the standards of "substantial authority" and "more likely than not proper," as used in Section 6662 under current law. Based upon our analysis, we have concluded that there is substantial authority for the indicated tax treatment of the transaction, and we also believe the indicated tax treatment of the transaction is more likely than not proper.

The opinion expressed herein is based solely upon our interpretation of the Code and income tax regulations as further interpreted by court decisions, rulings, and procedures issued by the Internal Revenue Service, as of the effective date of this letter. Our opinion may be subject to change in the event of changes in any of the foregoing authorities, some of which could be retroactive. The opinion expressed herein is not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will not take a position contrary to the opinion expressed herein, or if the Internal Revenue Service took such a position, whether it would be sustained by the courts. Further, WNB- Florida, Holding and Bank common stockholders are urged to discuss the consequences of the proposed transactions with their own tax advisors.

Very truly yours,

ARTHUR ANDERSEN LLP



By
     Kay Gravolet Priestly

Copies to:
         Mr. Joseph S. Schwertz, Jr.
         Mr. James J. Reeves
         Mr. Robert D. Hart, Jr.
         Ms. Elizabeth B. Martin